Exhibit 99.1
                       Press Release dated August 24, 1998

                                                                    NEWS RELEASE
                                                                     FOR RELEASE
                                                                     IMMEDIATELY
                                                         Contact: George S. Rapp
                                                          215-735-4422. Ext. 255


                     REPUBLIC FIRST BANCORP, INC. PARENT OF
                    FIRST REPUBLIC BANK ANNOUNCES THAT IT IS
                     IMPLEMENTING A STOCK REPURCHASE PROGRAM


Philadelphia, PA, Aug. 24, 1998 - Republic First Bancorp, Inc. (NASDAQ:FRBK), parent company of First Republic Bank, announced today that it is implementing a stock repurchase program.

         The repurchase program will be in effect from time to time for varying periods from and after August 25, 1998, through and including June 30, 1999. The aggregate amount of Bancorp stock to be repurchased will be determined by market conditions but will not exceed 4.9%, or approximately 270,000 shares, of the Company's issued and outstanding stock. The Company will execute the program through open market purchases. Stock repurchased under the repurchase program will be retired.

         A spokesperson for the Company stated that the repurchase program was initiated because the Company believes its stock is undervalued by the market. This action affirms the Company's confidence in the future value of the Company.

         First Republic Bank, Philadelphia, is a full-service, state-chartered commercial bank, a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its seven branch offices located in Abington, Ardmore, Bala Cynwyd, East Norriton and Philadelphia.

         First Republic Bank, Philadelphia, is not affiliated with First Republic Bank, a Nevada chartered bank whose executive offices are in San Francisco, California.

         Contact: George S. Rapp of Republic First Bancorp, (215) 735-4422
(FRBK)

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